Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3)and related Prospectus of RF Micro Devices, Inc. and subsidiaries for the registration of 1,159,171 shares of its common stock and to the incorporation by reference therein of our report dated April 16, 2001, with respect to the consolidated financial statements of RF Micro Devices, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2001, and the related financial schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Raleigh, North Carolina
December 4, 2001